CRONE ROZYNKO LLP
101 Montgomery Street, Suite 1950
San Francisco, CA 94105
phone: 415 955-8900
fax: 415 955-8910

                            February 15, 2008

Huifeng Bio-Pharmaceutical Technology, Inc.
16B/F Ruixin Building, No. 25 Gaoxin Road
Xi’an 710075, Shaanxi Province
The People’s Republic of China

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We are acting as counsel for Huifeng Bio-Pharmaceutical Technology, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares (the “Registrable Shares”) of the Company’s Common Stock, $0.018 par value per share, consisting of 2,000,000 shares of Common Stock issuable upon the conversion of the convertible promissory notes (the “Note Shares”) and 500,000 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”). The Registrable Shares are to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”) pursuant to a Registration Statement on Form SB-2 relating to the Registrable Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”).

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing and subject to the following, we are of the opinion that the Note Shares and Warrant Shares are duly authorized and if and when issued pursuant to the conversion of the convertible promissory notes and the exercise of the warrants in accordance with their terms will be, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the bar in the State of California, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

Crone Rozynko LLP
/s/ Crone Rozynko LLP